SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                -----------------





                                   FORM 10-SB



                   GENERAL FORM FOR REGISTRATION OF SECURITIES



                                -----------------





                          Pursuant to Section 12(g) of

                       The Securities Exchange Act of 1934



                             WORLD WIDE VIDEO, INC.

             (Exact name of registrant as specified in its charter)





       Colorado                                        54-1921580
----------------------------                           -------------------
(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization                       Identification No.)





102A North Main Street, Culpeper, VA                                  22701
---------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)



                                 (540) 727-7551
                 ---------------------------------------------
               Registrant's telephone number, including area code:

        Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered

      None                                                     None


Securities to be registered pursuant to Section 12(g) of the Act:

   Title of class

       Common        100,000,000 Shares of Common Stock

                                TABLE OF CONTENTS



                                     PART I

                                                                      Page



Item 1.       Description of Business..........................................1



Item 2.       Management Discussion & Analysis of Operations..................12



Item 3.       Properties......................................................18



Item 4.       Security Ownership of Certain
               Beneficial Owners and Management...............................19



Item 5.       Directors and Executive Officers................................20



Item 6.       Executive Compensation..........................................23


Item 7.       Certain Relationships and Related
              Transactions....................................................25



Item 8.       Description of Securities.......................................25


PART II

Item 1.       Market Price of and Dividends on
               Registrants Common Equity and
               Related Stockholder matters....................................26

Item 2        Legal Proceedings...............................................27

Item 3.       Disagreements with accountants on accounting and
                financial disclosure..........................................27

Item 4.       Recent Sales of Unregistered Securities.........................28

Item 5.       Indemnification of Directors and Officers.......................35

              Financial Statements and Exhibits...............................36

              Index to Financial Statements...................................41

                     Exhibit Index............................................42

                     Signatures...............................................43

ITEM 1.  DESCRIPTION OF BUSINESS

       World Wide Video, Inc. (the "Issuer" or "Company" or "WWV") was organized under the corporate laws of the State of Colorado on April 9, 1998. The Company designs and manufactures technology and products for the Video Telephony market. WWV has been a development stage company during the final design and delivery of custom ultra high speed hardware H.324 Codec (audio/video compression/ decompression) technology. During the period to date, the founders have developed prototype products, written proprietary enabling software/firmware, presented the products to large potential customers, and established strategic partners/distribution channels throughout the United States in anticipation of market introduction of its products. The Company acquired 100% of World Wide Video, Inc. of Virginia in a share exchange in 1998. World Wide Video, Inc. of Virginia was the predecessor company which commenced the product design.


       Research and product design was conducted by the two key principals, John Perry and Frank Maas, over the last four years. World Wide Video, Inc. of Virginia was established in July of 1997, and ongoing work by Messrs Perry and Maas in the area of video over the plain old telephone system (POTS) was contributed to the Virginia Corporation.

(a) The Company owns one subsidiary: World Wide Video Inc. of Virginia. The Company currently maintains its offices 102A North Main Street, Culpeper, VA 22701. Its telephone number is (540) 727-7551.

(b)  Parents and Subsidiaries

Parent
------

WORLD WIDE VIDEO, INC., a Colorado corporation.

Subsidiary
----------

World Wide Video, Inc., a Virginia corporation 100% wholly owned.

Financing of Product Development Activities.
-------------------------------------------

The Company offered and sold 200,000 shares at $.50 per share pursuant to Regulation D in early 1998. In the spring of 1998, the Company sold 75,000 shares at $2.00 per share to capitalize its initial product development. In mid-1998 into 1999, the Company sold 233,987 shares at $2.75 per share to capitalize its product development to date.

(d)  Narrative Description of Business.


                              THE COMPANY BUSINESS

The Company has had very limited operations within the last two years, and such operations have been restricted to design of products and small consulting and development contracts. Most of the last two years, WWV has been developing new video telephony products. Production for the first in a series of products is scheduled for mid-1999.

The Company products deliver high speed television signals over the plain old telephone system lines (POTS). The market potential for video communications included every desktop computer, home computer and every business that needs to communicate, especially as video systems become more and more affordable. Multimedia Research Group forecasts that the video phones market and video conferencing markets will total over $15 billion within the next five years as the video technology becomes more common place. The Company's technology is designed to provide video telephony for the individual user (home), small to large businesses, the security, and tele-medicine markets. WWV expects the market growth of these systems to be similar to that of the modem. At first modems were only used by highly paid business people who traveled extensively and needed to connect to their office computer while they were away. Now most computer users use modems to hook to the "Internet," to access electronic bulletin boards and to conduct research. Modems have become standard equipment for most computers, and video may become standard equipment.

The International Telecommunication Union H.324 standard permits video, voice and data to be shared simultaneously over a simple telephone modem connection. It is the first standard to specify interoperability over a single analog phone line. Because of the H.324 standard, the next generation of video phones products will be able to talk to one another and provide a foundation for gross market expansion.

The Company's products operate over traditional, business and residential copper wire telephone systems commonly referred to as Plain Old Telephone Systems
(POTS). POTS represent over 87% of the world's present telephone networks. The Company's technology compresses video and data at a higher rate than anyone else in the industry at this time. This gives the Company a tremendous advantage in frame rate and quality, which has been one of the limiting factors on widespread acceptance of the technology. The Company's products will provide video service at a new plateau in availability, video quality and at a lower cost than is available now.

The primary initial focus of business operations will be to complete product development of the products described under "Business" and market such products to target industry prospects.

COMPANY'S PRODUCT LINES

Product Name: Centurion(TM)

Target Markets: Security and Surveillance

This is a major market segment for The Company's technology. Surveillance and security information consisting of data, control, audio and high quality video images can be transmitted over POTS between cities, states, and countries or across the world.

The Centurion(TM) product family provides the first complete integrated system allowing data, audio and video surveillance from remotely located sites. Centurion is a small self contained hardware module that does not require a PC. At 4" x 6" x 1.5" inches and 5 watts of power, it is the smallest compression/decompression (codec) available to OEM designers and end-users. The Centurion(TM) product family supports the International Telecommunication Union
(ITU) H.324 standard for low bandwidth video over normal (analog) telephone lines.

Spectator(TM) is a co-companion to Centurion(TM) that provides one-way video transmission for low cost surveillance applications. Both Centurion(TM) and Spectator(TM) are designed to be compatible with future hardware and software releases from WWV. Other Centurion(TM) family products, in the development stage, will support the ITU standards such as H.320 (for ISDN, ATM, T.1) and
H.323 (for Internet and Ethernet) will be supported. A high performance PCI computer card will support all three ITU standards. "Wavelet" runtime and still video compression will be added to provide superior performance using either analog or digital telephone lines.

Using standard telephone lines, the Centurion(TM) puts any site, no matter how distant, within customer access. The unique 2-way video motion provides complete communication for virtually any surveillance or conferencing application. For security monitoring there will be fewer unknown false alarms. For monitoring cash related activities Centurion(TM) can provide an interface for POS (Point of Sale) scanners. Centurion(TM) can control remotely situated pan-tilt-zoom (PTZ) cameras and can be interfaced to security alarm equipment and other devices to verify a triggered alarm.

Product Name: RAV(TM) Medical

Target Markets: Remote Audio/Video/Data Tele-Medicine, Home Care Medical

  Monitoring, Doctor and Nursing Facilities, Private Care

The RAV(TM) Medical allows health care professionals to keep abreast of new procedures, consult on X-rays or other visual documents, obtain health information by monitor home-bound patients and participate in conferences with specialists using normal analog POTS telephone lines. RAV(TM) Medical transportable convenience can inexpensively improve the quality of medical care that provided to patients in remote areas and link patients to experts at distant medical centers. The trend of HMOs and insurance companies to insist on home recovery instead of in-hospital recovery has opened a new market for the home monitoring of patient vital signs. A number of US and Japanese medical firms are providing vital sign monitors connected to the phone network for checking patient condition at random times. RAV(TM) Medical now provides the missing link: a two-way video connection between the patient and the care provider.

Product Name: RAV(TM) Notebook

Target Markets: Portable Video Conferencing


The RAV(TM) Notebook (RAV(TM)) is a complete multimedia computer system in a notebook. The RAV(TM) is designed as a tool for the business person. The system is designed to provide the full range of typical multimedia computing (windows, modems, color display, fax, microphone, speakers) plus full portable video conferencing (shared files, shared applications, shared white boards and camera) using POTS or an option for cellular video communication. The RAV(TM) is the first Remote Audio-Video notebook that includes a custom removable ITU H.324 compatible hardware video compression/decompression (codec) module that frees up the CPU and provides the highest quality video conferencing. For video conferencing simply, plug a phone line into the RAV(TM) and use all the features of a "top of the line" notebook:

 Pentium II MMX/366 MHZ with 64 - 128MB RAM, 512KB L2 Cache
 Brilliant 15.1" active 1024x768x16M color display with 4MB controller
 Data Storage includes 6.4 GB HDD, DVD, 3.5" FDD
 Keyboard &Trackpad & 2 PCMCIA slots
 Sound support includes built-in microphone and speakers
 Communication includes:
 56 Kbps fax/modem,
 IR Transceiver and
 Inputs/Output ports includes Audio In, Audio Out, Headphone Out, Video In, and S-Video Out
 Software includes: Windows 98 including Net Meeting
                           Dragon Speech Recognition Software
 ITU T.120 Whiteboard, File Transfer, and Shared Application
 1 Year Depot Warranty
 Battery & Leather Carrying Case

In addition, the RAV(TM) includes an integrated high resolution color camera and a removable video codec module that contains multiple high speed digital signal processors to provide unparalleled frame rate and quality using the International Telecommunication Union H.324 standard for low bit rate video conferencing. Using the H.324 protocol, the RAV(TM) Notebook video conferencing is Microsoft Net Meeting and International Telecommunication Union's T.120 software that provides for file transfers, shared applications, and shared white boards.

Product Name: RAV(TM) STB

Target Markets: Video Communication (non-computer based) over POTS

The RAV(TM) STB (Set-Top-Box) does not require a computer for video, audio, and data communication simultaneously over POTS. The RAV(TM) STB uses the industry
H.324 standards and operates using a standard television and telephone, and operates with an internal video camera or an external standard NTSC video camera. The telephone set is capable of making normal voice only calls when it is not being utilized as a RAV(TM) STB. RAV(TM) STB near real-time, very high quality, video imagery at a speed of approximately 10 to 20 frames per second is displayed in a user sizable window on the TV screen. Web Browser capabilities will be added in the near future as an option.

Product Name: RAV(TM)  PCI

Target Markets: Video Communication (computer based) over POTS

The RAV(TM) PCI board is a low cost; high quality alternative to dedicated video conferencing systems. It can be used for commercial applications as diverse as desktop video conferencing and Tele-medicine to consumer personal use. The RAV(TM) PCI is a standard half sized board that plugs into a PCI bus slot in a personal computer (PC). It can be utilized for both consumer and business video communications. It comes with software that is loaded into the PC and has a simple user interface. The RAV(TM) PCI installed in a workstation can make industry standard H.324 video phone calls to any computer already using Intel's ProShare software. The RAV(TM) PCI will also support white boarding, file transfers and application sharing using the T.120 standard.

See also (c) "Business."

Products, Services, Markets, Methods of Distribution and Revenues. Digital electronic products are presently the principal products sought to be produced by the company. The Company has commenced limited production for orders in hand with first shipments in June 1999.

Curently, marketing is by trade shows and word of mouth and by Internet web page.

Working Capital Needs. The working capital needs of the company consist primarily of: operating capital, product development capital and marketing capital (see "Operating Budget"). These requirements may be met by private placement of stock or loans or sale of working interests. The Company will need to develop additional working capital for future operations. At present time it has no source or commitment for any additional funds.


                          Budget for Next Twelve Months



 Personnel                                   $285,000

 Rent                                           9,000

 Office & Administration                        7,000

 Communications                                21,000

 Travel                                        17,000

 Professional Services                         11,000

 Stock Transfer & Filing                        8,000

 Product Development                          355,000

 Marketing                                    115,000

 TOTAL                                       $828,000


 (3)      Dependence on a Single Customer or a Few Customers

          a) Revenues - $0 for fiscal year ended September 30, and the quarter ended December 31, 1998

                   Current Customers
                   1.      MetroBook Computer Corporation, Inc.
                   2.      Help Innovations, Inc. (largest single)
                   3.      DataPower USA, Inc.
                   4.      Boeing Information Services
                   5.      Andries Tek, Inc.
                   6.      ABM IT
                   7.      DataPoint, Inc.
                   8.      MTS, Inc.

          b)       Client Services Revenues - None

                   During the five (5) years ending September 30, 1998, no revenues were generated from client services.

 (4)      Backlog of Orders.

          1.       MetroBook Computer Corporation, Inc.       $100,000
          2.       Help Innovations, Inc.                     $1 million order
                                                              (conditional upon
                                                              sales)
          3.       DataPower USA, Inc.                        $100,000
          4.       Boeing Information Services                $2,000
          5.       Andries Tek, Inc.                          $2,000

          6.       ABM IT                                     $4,000
          7.       DataPoint, Inc.                            $2,000
          8.       MTS, Inc.                                  $5,000

 (5)  Government Contracts.  None.

 (6) Competitive Conditions. The video electronics industry is highly competitive. The Company faces competition from large numbers of large and small companies, both public and private. Many of the competitive companies so engaged possess greater financial and personnel resources than the Company and therefore have greater leverage to use in acquiring prospects, hiring personnel development and marketing. Accordingly, a high degree of competition in these areas is expected to continue. The markets for video electronic products have increased substantially in recent years, and competitors in such markets have increased substantially.

    There is no assurance that the Company's revenues, if any ever develop, will not be adversely affected by these factors.

WORLD WIDE VIDEO, INC.
COMPETITION

WWV recognizes that the competition in this industry is intense. There are only two H.324 hardware based codec manufacturers. Both have focused on the consumer video conferencing market. The POTS industry players are 8x8, Inc. (see below for more details) and to a lessor degree C-Phone, Inc. They have directed their marketing toward the home video phone environment. The home based conferencing market competes mainly on price. WWV has identified that video communication is most valuable to businesses, not home users.

The WWV marketing approach will be directed toward industries that need remote monitoring, as in security and surveillance, and quality video conferencing.

Industry applications such as the security market are more dependent upon acceptable video quality and video performance. World Wide Video hardware provides superior video quality using newer digital technology. In addition to the quality of the video, WWV initial products will be priced equal to or less than the competition.

8x8, Inc. (formerly IIT) is the main competitor to WWV. 8x8 has been in the business of selling video compression chips for about ten years. About four years ago, they starting producing a consumer POTS Set-Top-Box, which is a H.324 codec with a built-in camera to be used with a standard TV for video display and audio. The 8x8 quality is poor, the frame rate is slow (theoretical maximum is 15 SQCIF frames per second) and the minimum bandwidth is 19.2 Kbps. WWV's Centurion(TM) product is about 1/4 the physical size and requires about 1/4 the power. The Centurion(TM) frame rate is better (theoretical maximum is 20 SQCIF frames per second) and the minimum bandwidth required is 9.6 Kbps. About a year ago 8x8 starting developing POTS based security products using the same chip designs. They have not made much progress again for the same reasons. Recent 8x8 announcements indicate that they may be leaving the consumer POTS area and that now 8x8 is concentrating on industrial/commercial markets.

     (7)  Registrant  Sponsored  Research  and  Development.   The  Company  has
continuing product development for which some research is required. The initial product production is planned for mid-1999.

     (8) Compliance with Environmental Laws and Regulations. The operations of the Company are subject to local, state, and national laws and regulations in the USA. To date, compliance with these regulations by the Company has had no material effect on the Company's operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. The Company is unable to assess or predict at this time what effect such regulations or legislation could have on its activities in the future.

          (a)  State and Local Regulation - None.

          The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations at state or local level.

          (b)  National Regulation - None.

          The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations at a national (U.S.) level.

          (c) Environmental Matters - None at the date of this registration statement.

          (d) Other Industry Factors - None at the date of this registration statement.

     9) Number of Persons Employed. As of May 20, 1999, the Company had two full time employees:

          John G. Perry
          Frank A. Maas

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's only primary income source at this time is its limited product sales. Capital from private placements or borrowing against assets are required to fund future operations. The Company may make a private offering of Stock.

     The Company revenues for the twelve month period ending September 30, 1998, were none. The Company commenced limited business operations in 1998 and showed a significant net loss from operations for year ended September 30, 1998 resulting from costs of developing its products. The Company may continue to show losses resulting from the start up of operations for an indeterminate time.

RESULTS OF OPERATIONS FOR FISCAL YEAR ENDED SEPTEMBER 30, 1998

During its operations ended September 30, 1998, the Company incurred expenses in irregular amounts through year ended September 30, 1998. By "irregular," the Company is referring to the fact that due to operations, fixed expenses such as rent, general and administrative, accounting, telephone, etc. have been variable, and sporadic. The Company has generated no business revenue from operations up to September 30, 1998, but had revenues of $7,497 in the quarter ended December 31, 1998. The Company has commenced limited production for orders in hand with shipments in June 1999.


     The Company incurred the following expenses in the past fiscal year end quarter ended December 31, 1998.

                                   Fiscal Year Ended         Quarter Ended
                                   September 30, 1998        December 31, 1998
                                   ------------------        -----------------

Operating expenses

Product Development                 $373,928                   $ 68,875

General and Administrative            97,148                     47,134
                                    --------                  ---------

Total operating costs               $468,326                   $116,009

Cost of sales                              0                      6,497


 It is expected that expenses will continue at a significantly increased rate due to costs of developing and marketing products.

 Cash Flows:
 ----------

 The Company has achieved no revenues from any operations during the fiscal year, ending September 30, 1998.

 The income from operations for prior years compares as follows: Fiscal year ended September 30, 1997 (none) and to fiscal year ended September 30, 1998
(none). The Company has never had any profits.

 At this time, the Company is dependent upon private placements or loans for future operations and funding. Therefore it will have to either borrow money, if possible, or raise funds through subsequent public or private offerings to continue operations until when, or if, it ever develops sufficient revenue from its assets to maintain operations. If such revenues are not generated, or participants not found the Company will be forced to develop another line of business, or to finance its operations through borrowed funds, the sale of assets it has, or enter into the sale of stock for additional capital none of which may be feasible when needed. The Company has no management ability, and no financial resources or plans to enter any other business as of this date although the Company will be open to suggestion and opportunity.

CHANGES IN FINANCIAL CONDITION
------------------------------

 At fiscal year ended September 30, 1998 the Company's assets increased to $343,056 compared to $0 at September 30, 1997. The increase was a result of shareholder contributions and private placement of common shares.

 The liabilities, all of which are current liabilities, increased significantly as a result of product development costs to $175,780. At year end September 30, 1998, current liabilities were $175,780, an increase over the year ended September 30, 1997 liabilities of $0.

 Stockholders' equity at year ended September 30, 1998 was $167,276, an increase in the 1997 stockholder's equity of 0. This was caused by the Company's failure to generate any revenues from any source, in spite of continued expenses and product investment and development costs which were funded from the proceeds of private placements.

 From the aspect of whether the Company can continue toward its business goal of commencing production and sales of its products, the Company is deficient in needed capital. Without continued capital infusions or loans or a combination of capital and loans, the Company may not be able to carry out its business goals to market products for future fiscal years.


Comparison of Results of Operation for the Fiscal Years Ended September 30, 1998
--------------------------------------------------------------------------------
and 1997
--------

 The Corporation had no operating revenues in 1998 or 1997.

 The Company incurred product development costs of $373,928 and operating expenses, all of which are general and administrative in nature, totaling $97,148 in fiscal year ended September 30, 1998 as compared to $0 in 1997. As a result of having no operating income, the Company incurred operating losses of $(468,326) in year ended September 30, 1998 and $0 in year ended September 30, 1997. The Company anticipates that the trend of net losses will continue in 1999 as it continues to incur major expenses in attempting to develop and market its products.

 General and Administrative costs increased in 1998 to $97,148 from a total of $0 in 1997. Expenses of a General and Administrative nature will increase substantially as a result of registering its common stock under the Securities and Exchange Act of 1934, increased audit costs and expenses related to private placements to fund product development and marketing costs and miscellaneous operations costs.

Office expenses, including telephone, were $12,388 in fiscal year ended September 30, 1998 and $0 in 1997. These expenses were paid from shareholder contributions. This will increase in 1999 due to expanded operations.

 1998 expense for accounting totaled $2,670, while in 1997 accounting and other professional expenses were $0. Likewise, accounting and other professional expenses in 1999 will be materially larger due to efforts required to keep the Company's SEC filings current.

 It should be expected that legal and accounting expenses will increase substantially for 1999.

The per-share loss amounted to ($.06) in fiscal year ended September 30, 1998 as compared to $.00 in 1997.

RESULTS OF OPERATIONS FOR QUARTER ENDED DECEMBER 31, 1998 COMPARED TO SAME PERIOD IN 1997.

 The Company generated revenues totaling $7,497 in the first quarter of the new fiscal year compared to no revenues in the period in 1997. The cost of sales was $1,000 for net sales of $6,497.

 The Company had product development costs of $68,875 in the quarter in 1998 compared to nominal costs in the same quarter in 1997. The general and administrative expenses in the quarter in 1998 were $47,134 compared to nominal in the same quarter in 1997. The Company had net operating losses of ($109,304) in the quarter in 1998 compared to nominal in the quarter in 1997.

 The Company, at quarter end, needed additional capital infusion, and only had cash of $6,762 and other current assets of $237,804 which were illiquid. Its current liabilities at quarter end were $198,429.

LIQUIDITY
---------

 The Company expects that its need for liquidity will increase for the coming year due to its anticipation of expending funds for product marketing and development.

 Short Term.
------------

 On a short term basis, the Company does not generate enough revenue to cover financial resources or plans tooperations. Based on prior experience, the Company believes it will continue to have insufficient revenue to satisfy current and recurring liabilities as it seeks to increase sales and produce product. For short term needs the Company will be dependent on receipt, if any, of private placement proceeds or loans.

The Company's current assets were 244,596 at December 31, 1998, and exceeded its current liabilities of $198,429. Of the current total liabilities, $115,000 was owed to a shareholder group, who have agreed to convert the short term liabilities to a one year loan. The Company had cash of $6,762 at December 31, 1998. It has recently completed a private placement of its securities for additional capital.

 Long Term.
-----------

 On a long-term basis, the Company had assets consisting of property, equipment, and other assets of $74,299 at December 31, 1998.


 The Company has a start-up business at this time from which it generates small income. Its operations have negative cash flow at this time. It is reliant upon success of product marketing, at this time, for possibility of future income.

CAPITAL RESOURCES


 The primary capital resources of the Company are its stock only. Stock may be illiquid because it is restricted in an unproved company with limited assets and a start-up business.

 The Company completed a private placement of 200,000 shares consisting of common shares @ $.50 per unit for operating capital. The Offering ceased as of May 1, 1998.

 The Company completed a private placement of 75,000 shares consisting of common shares @ $2.00 per unit for operating capital. The Offering ceased as of July 1, 1998.

  The Company completed a private placement of 233,987 shares consisting of common shares @ $2.75 per unit for operating capital in late 1998 and early 1999.

 As of the date of the registration statement, the Company has plans for capital expenditures within the next year to manufacture product, which amounts exceed its available capital by over $200,000.

Need for Additional Financing

 The Company does not have capital sufficient to meet the Company's cash needs for continuing operations. The Company will have to seek loans or equity placements to cover such cash needs. In the event the Company is able to complete a business combination during this period, lack of its existing capital will be a sufficient impediment to allow it to accomplish the goal of completeing a business combination. There is no assurance, however, that the available funds will ultimately prove to be adequate to allow it to complete a business combination, and once a business combination is compeleted, the Company's needs for additional financing are likely to increase substantially.

 No commitments to provide additional funds have been made by management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to the Company to allow it to cover its expenses.

 The Company discloses hereby that it is in a dispute with an entity, Albemarle Investments, Ltd. regarding a purported consulting arrangement under which claim has been made for $45,000 and issuance of common shares totaling 500,000. There has been no further assertion of claim since September 14, 1998. The Company disputes that any monies or shares are due and is prepared to assert legal defenses in the event any legal action were to be taken.

ITEM 3.  PROPERTIES

 (a) Real Estate. The Company rents office space of 1,000 sq. ft. from a non-affiliate.

 (b)  Title to properties.  None.

 (c)  Oil and Gas Drilling Activities. None.

 (d)  Oil and Gas Production. None.

 (e)  Oil and Gas Reserves.  None

 (f) Present value of Estimated future Net Reserves From Proved Developed Oil and Gas Reserves. None.

 (g)  Reserves Reported to Other Agencies. None.

 (h)  Natural Gas Gathering/Processing Facilities. None.

 (i)  Present Activities and Subsequent Events:


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AS OF MAY 20, 1999

Security Ownership of Certain Beneficial Owners and Management

As of May 20, 1999, the Company had issued and outstanding 10,911,368 shares of its common stock, $.0001 par value. The following tabulates holdings of common stock of the Company by each person who holds of record or is known by management of the Company to own beneficially more than five percent (5%) of the common stock outstanding, and, in addition, by all directors and officers of the Company individually, and as a group. The shareholders listed below have sole voting and investment power, except as otherwise noted.

         (a) Beneficial owners of five percent (5) or greater, of the Registrant's Common Stock. The following sets forth information with respect to ownership by holders of more than five percent (5%) of the Company's Common Stock known by the Company based upon 10,911,368 shares outstanding at May 20, 1999.

Title             Name and                  Amount and                  Percent
 of               Address of                Nature of                   of
Class             Beneficial Owner          Beneficial Interest         Class
-----             ----------------          -------------------         -------

Common            John G. Perry              5,000,000                   45.82%
                  14327 Smith Road
                  Culpeper, VA  22701

Common            Frank A. Maas              5,000,000                   45.82%
                  808 Culpeper Street
                  Fredericksburg, VA  22405

         b) The following sets forth information with respect to the Company's Common Stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group.


Title             Name of           Amount and                         Percent
of                Beneficial        Nature of                           of
Class             Owner             Beneficial Ownership               Class
-----             ----------        --------------------               --------

Common             John G. Perry     5,000,000                          45.82%

Common             Ronald Cropper    0                                  0%

Common             Frank A. Maas     5,000,000                          45.82%
                                                                        ------

Officers and Directors as a goup                                       90.64%

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

         (a) The following table furnishes the information concerning the directors of the Company as of May 20, 1999. The directors of the Company are elected every year and serve until their successors are elected and qualify.


Name                       Age              Title                     Term
----                       ---              -----                     -----

John G. Perry              53                President and Director    Annual

Frank A. Maas              54                Secretary, Director,      Annual
                                             and Chairman

Ronald Cropper             52                Director                  Annual

         The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

         The board of directors has no nominating, auditing committee but has set up a compensation committee. Therefore, the selection of person or election to the board of directors was neither independently made nor negotiated at arm's length.

         The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

         (c)  Identification of Certain Significant Employees.

         There are no employees other than the executive officers disclosed above who make, or are expected to make, significant contributions to the business of the Company, the disclosure of which would be material.

         (d)  Family Relationships.  None.

         (e)  Business Experience.  None.

         The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.


                              MANAGEMENT EXPERIENCE

JOHN G. PERRY, age 53, President and Director of the Company and its predecessor since 1997, has over 34 years of experience in the management, analysis, design, research, development, and implementation of complex, networked computer systems. Possesses a thorough knowledge of computer science and systems engineering, and a broad spectrum of computer technologies. Experience covers a wide variety of projects including research and development of highly sophisticated weapons and ballistics systems for DoD and Intelligence agencies, design and development of wide area and local area networks, development and application of standards, technology and project management, and marketing of secure products. He possesses in depth knowledge of federal computer acquisition, Life Cycle Management (LCM), Information Resource Management (IRM), Government Open System Interconnect Profile (GOSIP) and computer and communications security. Work experience has required detailed working knowledge of LANs, WANs, FIPS, EDI, CALS, Video, and DoD Security. Mr. Perry has been the President of IMProCOM (a publicly reporting company), Inc., 1994-1996. Mr. Perry has a B. S. Mathematics, Randolph-Macon College, 1967, M. S. Computer Science, University of Maryland, 1976.

FRANK A. MAAS, age 54, for more than 28 years, Mr. Maas has participated in a large number of research and development programs for the U.S. Navy and industry. He has extensive experience in the design, development, fabrication, test, evaluation, and operational installation and maintenance of electronic, mechanical, and electro-optical (E-O) components, equipment, and systems in support of pointing and tracking, surveillance, missile and gun system, chemical and biological defense, intelligence gathering, and electronic and infrared countermeasures programs for the U.S. Navy. He was recently involved in the successful design and implementation of a desktop Video-teleconferencing (VIC) system that featured links to distant CFTC systems over POTS and ISDN and has developed a portable video-teleconferencing system. Mr. Maas has been Vice President of Engineering for Mesa, Inc. (1983-94) and Pixels, Inc. (1994-95), two companies in the communication industry. Mr. Maas has a B. S. Electrical Engineering, Case Institute of Technology, 1968. Mr. Maas has been Chairman, Director and Secretary of the Company and its predecessor since 1997.

RONALD CROPPER, age 51, has been the President of RPC International, Inc., since June of 1998 when he started the Company. RPC International is an international business and consulting company with experience in merger and acquisition of technical companies. RPC has provided it's services to companies with over one hundred countries during the past ten years. from November of 1976 through June of 1988 he was President of United Technical Institute and was responsible for establishing this international training company he took the Company from startup to over fourteen million dollars of annual sales during his Presidency. United Technical Institute specialized in training in the disciplines of business computers, medical, electronics and distance learning. Mr. Cropper is a graduate of Georgetown University with a Bachelors, International Business and he participated in the Harvard University Accelerated MBA Program. Mr. Cropper has received numerous Awards and has published articles relating to education and distance learning. Mr. Cropper has been Director of the Company since early 1998.

Directors Compensation

Members of the Board of Directors of the Company receive no compensation at this. Each Director is reimbursed reasonable outside travel expenses for each Board meeting he attends and for each Committee meeting he attends during the fiscal year. Directors who are also officers of the Company receive no compensation for services as a director.


ITEM 6.   EXECUTIVE COMPENSATION

(a)  Cash Compensation.

Compensation paid by the Company for all services provided during the fiscal year ended September 30, 1998, (1) to each of the Company's five most highly compensated executive officers whose cash compensation exceeded $60,000 and (2) to all officers as a group is set forth below under directors.


                    SUMMARY COMPENSATION TABLE OF EXECUTIVES
                    ----------------------------------------

                                    Annual Compensation                         Awards
Name and
Principal                 Year           Salary            Bonus          Other                                    Securities
Position                                 ($)               ($)            Annual              Restricted           Underlying
                                                                          Compen-             Stock                Options
                                                                          sation ($)          Awards(s) ($)         SARs (#)
--------------------------------------------------------------------------------------------------------------------------------
John G. Perry,            1997*          0                 0              0                   0                     0
President and
Director
                        --------------------------------------------------------------------------------------------------------
                          1998           90,000            0              0                   0                     0
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Frank A. Maas,            1997*          0                 0              0                   0                     0
Secretary and
Director
                        --------------------------------------------------------------------------------------------------------
                          1998           90,000            0              0                   0                     0
--------------------------------------------------------------------------------------------------------------------------------


* Frank A. Maas and John G. Perry  purchased  founder  shares in WWV of Virginia
(1997), and those shares were exchanged for 5,000,000 shares each in WWV of Colorado (1998).

(b)  Compensation Pursuant to Plans.  None.

(c) Other Compensation. None. No stock appreciation rights or warrants exist to management.

(d) Compensation of Directors.

Compensation paid by the Company for all services provided during the fiscal year ended September 30, 1998, (1) to each of the Company's directors whose cash compensation exceeded $60,000 and (2) to all directors as a group is: None.

(e)  Termination of Employment and Change of Control Arrangements.  None

(f) KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN: None at this time.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions
--------------------

A Director, Ronald Cropper, of the Company was engaged to assist in the raising of capital. He is compensated on the basis of a percentage (from two to five percent) of the completed transaction. During the same period ended September 30, 1998, he was paid $23,435 under this contract. The contact was terminated as of August 1998. In addition, the same Director has been prepaid $16,000 under a product marketing agreement.

John Perry and Frank Maas were sole owners of World Wide Video, Inc. a Virginia corporation (WWVa). Mssrs. Perry and Maas entered into a Share Exchange

Agreement with Registrant May 12, 1998 in which they exchanged 100% of WWVa to Registrant in exchange for 10,000,000 shares of common stock of Registrant.

John Perry and Frank Maas were each employed by the Company at a consulting fee of $10,000 per month for 9 months ended September 30, 1998. They were paid $115,000 total to September 30, 1998 and deferred $65,000. Both Mr. Perry and Mr. Maas are now employees of the Company at a salary of $10,000 per month.


ITEM 8.  DESCRIPTION OF SECURITIES

The Company is presently authorized to issue hundred million (100,000,000) shares of its $.0001 par value common shares in such classes as the Board may determine. As of May 20, 1999 ten million nine hundred eleven thousand three hundred sixty-eight (10,911,368) Common Shares are presently issued and outstanding.

Preferred Stock
---------------

The Board of Directors has total discretion as to the extablishment of the series or classes of preferred stock and the rights and privileges of such classes. This type of discretion for Preferred Stock is often referred to as "Blank Check." The Company has not, as of the date hereof, determined any class or series of shares nor any rights or privileges. No preferred shares are outstanding as of May 20, 1999. 10,000,000 shares of preferred stock are authorized.

Common Shares
-------------

All shares, when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholders' meetings may be called by the officers or director, or upon the request of holders of at least one-tenth (1/10th) of the outstanding shares. Holders of shares are entitled to one vote at any shareholders' meeting for each share they own as of the record date fixed by the board of directors.

There is no quorum requirement for shareholders' meetings. Therefore, a vote of the majority of the shares represented at a meeting will govern even if this is substantially less than a majority of the shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to the Company's Articles of Incorporation and its By-Laws as well as to the applicable statutes of the State of Colorado for a more complete description of the rights and liabilities of holders of shares. It should be noted that the By-Laws may be amended by the board of directors without notice to the shareholders. The shares of the Company do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) of the shares voting for election of directors may not elect all the directors if they choose to do so. In each event, the holders of the remaining shares aggregating less than fifty percent (50%) will not be able to elect directors.


PART II


ITEM 1. (a) MARKET PRICE OF AND DIVIDENDS ON REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is not now traded on the "Over-the-Counter" market, but when traded may be quoted on the NASD Electronic Bulletin Board. The following table sets forth high and low bid prices of the Company's common stock for the two (2) years ended March 31, 1999 and 1998 (note: Company did not exist in 1996) as follows:


1999                                    High              Low

First Quarter                            0                 0

                                        High              Low
1998

First Quarter                             0                 0
Second Quarter                            0                 0
Third Quarter                             0                 0
Fourth Quarter                            0                 0


                                        High              Low
1997
First Quarter                             0                 0
Second Quarter                            0                 0
Third Quarter                             0                 0
Fourth Quarter                            0                 0

(b) As of May 20, 1999, the Company had 61 shareholders of record of the common stock.

(c) No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. The Company does not anticipate or intend upon paying dividends for the foreseeable future.


ITEM 2.  LEGAL PROCEEDINGS

No legal proceedings were pending at date of Registration Statement.


ITEM 3. DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         a)       None

         b) In connection with audits of two most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused him to make reference in connection with his report to the subject matter of the disagreement(s).

         c) The principal accountant's report on the financial statements for any of the past two years contained no adverse opinion or a disclaimer of opinion nor was qualified as to uncertainty, audit scope, or accounting principles except for the "going concern" qualification.


ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

UNREGISTERED STOCK SALES IN THE THREE YEAR PERIOD PRIOR TO THIS REGISTRATION STATEMENT.


Founders          Purchase    Amount of
Shareholder       Price       Shares      Consideration

John G. Perry     0.0         5,000,000   Exchange of shares of World Wide Video
                                          dated May 12, 1998

Frank A. Maas     0.0         5,000,000   Exchange of shares of World Wide Video
                                          dated May 12, 1998

All of the following sales were made in Reliance upon the exemption provided under Regulation D.

              Private Placements in April 1, 1998 - April 20, 1999



                   Shareholder                                       Purchase           Amount of            Consideration
                                                                       Price             Shares
                 ---------------------------------------------------------------------------------------------------------------
4/3/98             Nublan Zaky Yusoff                                       $0.50             200,000              $100,000.00

                   PJS 19/1, Jalan Lagoon T

                   Kumper Lumpor

                   Malaysia

4/17/98            Vidid Resources, Inc.                                    $2.00              25,000               $50,000.00

                   4370 LaJolla

                   San Diego, CA92122

4/18/98            George and Janet Camberis                                $2.00              75,000               $15,000.00

                   40 Trish Court

                   Danville, CA  94506

5/8/98             Patrick D. Lee                                           $2.00              12,500               $25,000.00

                   319 Oak Drive South

                   Green Grove Springs, FL

                   32043

5/8/98             Frederick E. Roughton                                    $2.00              30,000               $60,000.00

                   POB 454

                   Middleburg, VA  20118

7/16/98            Dante Berry                                              $2.75                 728                $2,000.00

                   3FA Lerkenlard

                   St. Thomas, USVI  00801

7/11/98            Marcia Leonard                                           $2.75                 364                $1,001.00

                   c/o Carribean Cowgirl

                   St. Thomas, USVI  00802


                                       31






7/14/98            Anne Borne                                               $2.75               2,000                $5,500.00

                   3700 Vills OLGIA

                   St. Thomas, USVI  00802

7/13/98            Molly Mills Fuch                                         $2.75              11,000               $30,250.00

                   P.O. Box 9965

                   St. Thomas, USVI  00801

7/14/98            Dennis M. Vollmer                                        $2.75               2,000                $5,500.00

                   P.O. Box 306417

                   St. Thomas, USVI  00803

7/15/98            Charles Berry                                            $2.75               1,819                $5,000.00

                   P.O. Box 11583

                   St. Thomas USVI  00801

7/15/98            Stephen Bajor                                            $2.75                 725                $1,993.75

                   6263 EST Nazareth

                   St. Thomas, USVI  00802

7/15/98            Sandra R. Tate                                           $2.75                 364                $1,001.00

                   6501 Red Hook Plaza #23

                   St. Thomas, USVI  00802-1306

7/15/98            Antionette B. Day                                        $2.75                 364                $1,000.00

                   C5-28 Sorgenfri Estate

                   St. Thomas, USVI  00803

7/16/98            Matthew J. McCormack                                     $2.75                 364                $1,000.00

                   501-4009 Raphine Hill

                   St. Thomas, USVI  00802


                                       32




7/17/98            Gigi Anne Zaccagnino                                     $2.75             127,273              $350,000.00

                   2850 Pleasant Hill Rd.

                   Kissimmee, FL  34746

7/17/98            Bruce M. Berry, Jr.                                      $2.75                 365                $1,003.75

                   372 Wintbert

                   St. Thomas, USVI  00805

7/17/98            Mary C. Deering                                          $2.75                 728                $2,000.00

                   1823 Mahogany Run

                   St. Thomas, USVI

                   00801/00803

7/16/98            Joe Stull                                                $2.75                 728                $2,000.00

                   P.O. Box 305021

                   St. Thomas, USVI  00803

7/15/98            Donald B. Callaway                                       $2.75               1,455                $4,000.00

                   308 Crown Bay Marina

                   St. Thomas, USVI  00802

7/17/98            Linda Carlisi-Lugo                                       $2.75                 364                $1,000.00

                   P.O. Box 3751

                   St. Thomas, USVI  00802

7/16/98            Diane M. Aamodt                                          $2.75                 400                $1,100.00

                   6501 Red Hook Plaza #201

                   St. Thomas, USVI  00802

7/16/98            Geoffrey Deering                                         $2.75                 364                $1,000.00

                   19031 NW 89th Court

                   Miami, FL  33108


                                       33



7/16/98            Sandra DeSimone                                          $2.75                 546                $1,500.00

                   P.O. Box 306631

                   St. Thomas, USVI  00803

7/15/98            Matt D. Pierson                                          $2.75                 364                $1,000.00

                   601 Red Hook Plaza #201

                   St. Thomas, USVI  00802

7/16/98            Franklin Danziger                                        $2.75               7,500               $20,625.00

                   2020 E. Colter Street

                   Phoenix, AZ  85016

7/16/98            Cathy Lyn Wilde                                          $2.75               4,000               $11,000.00

                   4737 E. Sheena Drive

                   Phoenix, AZ  85032

7/23/98            Stephen Speranza                                         $2.75                 400                $1,100.00

                   36 Sunset Bridge Drive

                   East Hardford, CT  6118

7/23/98            Kenneth Young                                            $2.75                 728                $2,002.00

                   228 Columbia Street

                   Ithace, NY  14850

7/20/98            Gary Holland                                             $2.75               2,000                $5,500.00

                   5859 Dovetail Drive

                   Aurora Hills, CA  91301

8/31/98            Jerry A. Stangohr                                        $2.75               1,800                $4,950.00

                   9801 Rosewood Hill Drive

                   Vienna, VA  22182


                                       34




10/2/98            Charles Bonanno                                          $0.00             125,000                 services

                   P.O. Box 11180

                   St. Thomas, USVI  00801

12/13/98           DataPower USA, Inc.                                      $0.00             250,000                 exchange

                   101-1425 West Pender St.

                   Vancouver, BC Canada V6G2S3

11/5/98            Alfred W. McClelland                                     $2.75                 725                $1,993.75

                   10 Cobblestone Road

                   Greenville, SC  29615

12/16/98           Lawrence F. Kahn                                         $2.75               2,000                $5,500.00

                   105 Woodfall Way

                   Lilburn, GA  30047

1/11/99            Betty W. Jones                                           $2.75                 200                $5,500.00

                   3819 N. Wakefield Street

                   Arlington VA  22207

1/17/99            Jeannine Atalay Harvey                                   $2.75                 200                $5,500.00

                   7216 Poplar Street

                   Annandale, VA  22003

1/17/99            Roy & Laura Weinstock                                    $2.75               2,000                $5,500.00

                   10405 Amberst Court

                   Fredricksburg, VA  22408

1/17/99            Michael Atalay                                           $2.75                 200                  $550.00

                   31 Stablemere Court

                   Baltimore, MD  21209


                                       35




1/17/99            Bulent Atalay                                            $2.75               1,100                $3,025.00

                   10202 N. Hampton Lane

                   Fredericksburg, VA  22408

1/17/99            Joseph Ratnam                                            $2.75               1,000                $2,750.00

                   BLK 816 Yishun ST

                   81 #11-712

                   Singapore  760816

1/17/99            Lowis Chelliah                                           $2.75               1,000                $2,750.00

                   BLK 141, #08-275

                   Lorong AH, S00

                   Singapore 530141

1/17/99            Bulent & Carol Jean Atalay                               $2.75               1,500                $4,125.00

                   10202 N. Hampton Lane

                   Fredericksburg, VA  22408

1/19/99            Thomas N. Slutsker                                       $2.75                 500                $1,375.00

                   6 Emerson Court

                   Morristown, NJ  07960

1/29/99            Rochele Hirsch                                           $2.75              15,682               $43,123.90

                   510 Seminole Avenue

                   Atlanta, GA  30307

1/29/99            Thomas & Dennie Stansell                                 $2.75               1,000                $2,750.00

                   30110 Via Rivera

                   Rancho Palos Verdes, CA

                   90275


                                       36



1/29/99            McKenzie A. Perry, Jr.                                   $2.75               1,000                $2,750.00

                   510 Seminole Avenue

                   Atlanta, GA  30307

1/29/99            Rochele Hirsch                                           $0.00              27,381                 services

                   510 Seminole Avenue

                   Atlanta, GA  30307

2/16/99            Duane & Cheryl Clayton                                   $2.75               2,000                $5,500.00

                   6733 Estate Lane

                   Fredericksburg, VA  22407

4/2/99             Summit Limited Partnership                               $2.75               5,000                  $13,750

                   19045 Clair Manor Drive

                   Culpeper, VA  22701

4/5/99             Jerrold W. Hoehn                                         $2.75               3,500                   $9,625

                   HC72 Box 543A

                   Locust Grove, VA  22508

4/6/99             Leonard C. Feldman                                       $2.75               2,000                   $5,500

                   2155 Laurel Lane

                   N. Miami, VA  22701

4/6/99             Auby D. Curtis                                           $2.75               6,000                  $16,500

                   16068 Rocky Road

                   Culpeper, VA  22701

4/6/99             John D. Zaleski II                                       $2.75               3,000                   $8,250

                   11249 Pimilico Circle

                   Culpeper, VA  22701


                                       37



4/6/99             Stephanie Mendlow, M.D. &                                $2.75               4,000                  $11,000

                   Leighton B.

                   H.C.R. 2, Box 540

                   Madison, VA  22727

4/6/99             H. Lee Kirk, Jr. & Kim M.                                $2.75               2,000                   $5,500

                   Kirk 19301 Bleumont Court

                   Culpeper, VA  22701

4/6/99             E. Francis Updike                                        $2.75               4,000                  $11,000

                   12305 Hidden Lakes

                   Culpeper, VA  22701

4/6/99             Jonathan M. & June M. Brick                              $2.75               2,000                   $5,500

                   11211 Pimilco Circle

                   Culpeper, VA  22701


No other sales have occurred in the three years preceding filing of this registration statement.

With respect to all sales of securities to persons other than the founders, Data Power, Inc., Charles Bonanno, and Rochele Hirsch the Registrant relied on the provisions of Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The offering was not made by means of any general solicitation, shares were acquired without a view toward distribution thereof and all purchasers represented that they were able to bear the economic risk of their investment, and a representation letter to that effect was obtained from each purchaser. The shares were issued with an investment legend thereon, and stop transfer instructions were noted on the Registrant's stock transfer records. Aggregate sales were less than $1,000,000. No offerings of unregistered securities are currently being offered. Data Power, Inc. obtained shares through a share exchange exempt under Section 4(2), and Charles Bonanno and Rochele Hirsch received shares for services rendered as an exempt transaction under

Section 4(2), but Rochele Hirsch separately purchased 15,682 shares pursuant to Reg. D., Rule 504.


ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Colorado Corporation Act and Company by-laws offer protection by way of indemnification to any officer, director or employee of the Company. The indemnification extends to expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding if the party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal proceeding if the party had no reasonable cause to believe the conduct was unlawful.

The general effect of the above indemnification provisions allow the employees, directors, and officers of the Company to function and engage in the day to day business activities of the Company knowing the Company will offer protection against the threat or event of litigation subject to the limitations that said individual must exercise good faith and reasonableness.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 or Securities Exchange Act of 1934 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS AND EXHIBITS

The following documents are filed as a part of this report:

1) Financial Statements: (See Financial Exhibits Index below and Financial Exhibits furnished as Pages F-1 through F-20).

2)  Financial Statement Schedules:  None

3) SK Exhibits: (See SK Exhibits Index SK, page 23, and SK Exhibits, SK-3.0 through SK- 24.2.)

4)  Supplemental Oil and Gas Information - None.

FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA


                          INDEX TO FINANCIAL STATEMENTS

                            AND SUPPORTING SCHEDULES

                                                                      Page

Reports of Independent Public Accountants                             F-2


I.  Financial Statements:

Consolidated Balance Sheets, Sept. 30,                                F-3

1998 and since inception

Consolidated Statements of Operations,                                F-4

Sept. 30, 1998 and since inception

Statement of Equity                                                   F-5 - F-6

Statement of Cash Flows                                               F-7 - F-8

Notes to Consolidated Financial Statements                            F-9 - F-11

Interim Financial Statements (unaudited)

       Quarter ended December 31, 1998

Balance Sheet                                                         F-12

Statement of Operations                                               F-13

Statement of Cash Flows                                               F-14

Notes to Financial Statements                                         F-15-20

                                      INDEX

                                   SK EXHIBITS


3.1    Articles of Incorporation of World Wide Video, Inc. (Colorado)

3.2    Bylaws of World Wide Video, Inc. (Colorado)

3.3    Articles of Incorporation of World Wide Video, Inc. (Virginia)

3.4    Bylaws of World Wide Video, Inc. (Virginia)

10.1   Agreement with Data Power, Inc.

10.2   Share Exchange Agreement

24.1   Consent of Accountant


SUPPLEMENTAL OIL AND GAS INFORMATION

None.

                                   SIGNATURES:

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


DATED:  ____________________

                                           World Wide Video, Inc.


                                           ---------------------------------
                                           President



                                           Directors:



                                           ---------------------------------
                                           Secretary and Director



                                           ---------------------------------
                                           Director



                                           ---------------------------------
                                           Director

                             WORLD WIDE VIDEO, INC.

                             A Colorado Corporation

                         A Development Stage Enterprise



                         PERIOD ENDED SEPTEMBER 30, 1998

                                    THOMPSON,

                                    GREENSPON

                                   & Co., P.C.

                          Certified Public Accountants

                             Management Consultants



                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
World Wide Video, Inc.
A Colorado Corporation
Culpeper, Virginia


We have audited the accompanying balance sheet of World Wide Video, Inc. (a Colorado Corporation), a development stage enterprise, as of September 30, 1998, and the related statement of operations and retained earnings and cash flows from July 16, 1997, inception through September 30, 1998, These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Wide Video, Inc. (a Colorado Corporation), as of September 30, 1998, and the results of its operations and its cash flows from July 16, 1997, inception, through September 30, 1998, in conformity with generally accepted accounting principles.

Fairfax, Virginia
January 21, 1999

                             WORLD WIDE VIDEO, INC.
                            (A Colorado corporation)
                        (A Development Stage Enterprise)


                                  BALANCE SHEET

                               SEPTEMBER 30, 1998



ASSETS

Current Assets                                       $

  Cash and cash equivalents                                   28,324

  Inventories                                                122,448

  Prepaid assets and fees                                    107,134
                                                   -------------------------
Total Current Assets                                         257,906
                                                   -------------------------

Property and Equipment

  Computer and equipment                                       7,746

  Software                                                    13,668
                                                   -------------------------

Total Cost                                                    21,414

Less accumulated depreciation                                 (2,364)
                                                   -------------------------

Net Property and Equipment                                    19,050
                                                   -------------------------

Other Assets

  Technology license, net of amortization                     43,750

  Deferred offering costs                                     15,850

  Deposits                                                       650

  Prepaid rent, non-current                                    5,850
                                                   -------------------------

Total Other Assets                                            66,100
                                                   -------------------------

TOTAL ASSETS                                        $        343,056
                                                   =========================


The Notes to Financial Statements are an integral part of this statement.

Prepared by THOMPSON, GREENSPON & CO., P.C.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado corporation)
                        (A Development Stage Enterprise)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

            FROM JULY 16, 1997, INCEPTION, THROUGH SEPTEMBER 30, 1998


Current Liabilities

  Accounts payable                           $          75,780

  Deferred revenue                                      50,000

  Convertible loan                                      50,000
                                             --------------------------
Total Current Liabilities                              175,780
                                             --------------------------
Stockholders' Equity

  Common stock, par value $0.0001; 100,000,000
shares
                                                         1,044
  authorized; 10,443,737 issued and outstanding

  Preferred stock, par value $0.01; 10,000,000 shares authorized; no shares issued or outstanding

  Additional paid-in capital                            634,558

  Accumulated deficit during development stage         (468,326)
                                               --------------------------
Total Stockholders' Equity                              167,276
                                               --------------------------
Total Liabilities and Stockholders' Equity    $         343,056
                                               ==========================

                             WORLD WIDE VIDEO, INC.
                            (A Colorado corporation)
                        (A Development Stage Enterprise)



                             STATEMENT OF OPERATIONS

            FROM JULY 16, 1997, INCEPTION, THROUGH SEPTEMBER 30, 1998




Sales                                              $                    -

Product Development Costs

Subcontractors                                                    196,867

Other development costs                                           177,061
                                                 -------------------------------
  Total Product Development                                       373,928
                                                 -------------------------------
General and Administrative Expenses

Marketing and sales                                                54,615

Office                                                             12,388

  Depreciation and amortization                                     8,614

  Printing                                                          4,366

  Occupancy                                                         5,903

  Utilities and telephone                                           2,991

  Other                                                             8,271
                                                 -------------------------------
Total General and Administrative Expense                           97,148
                                                 -------------------------------
Total Costs and Expenses                                         (471,076)

Other income                                                        2,750
                                                 -------------------------------
Loss before Income Taxes                                         (468,326)
                                                 ===============================
Income Taxes                                                            -
                                                 -------------------------------
Net Loss                                            $            (468,326)
                                                 ===============================
Net Loss Per Share                                  $               (0.06)
                                                 ===============================
Average common and common equivalent

  shares outstanding                                            7,556,726
                                                 ===============================


      The Notes to Financial Statements are an Integral Part of This Statement.



                                          WORLD WIDE VIDEO, INC.
                                         (A Colorado Corporation)
                                     (A Development Stage Enterprise)

                                         STATEMENT OF CASH FLOWS
                        FROM JULY 16, 1997, INCEPTION, THROUGH SEPTEMBER 30, 1998
Cash Flows from Operating Activities
    Net loss                                                                            $(468,326)
    Noncash items included in net loss
       Depreciation                                                                         2,364
       Amortization                                                                         6,250
    Changes in assets and liabilities
       (Increase) in
       Inventory                                                                         (122,448)
       Prepaid expenses                                                                  (107,134)
       Increase in
       Accounts payable                                                                    75,780
       Deferred revenue                                                                    50,000
                                                                                       -----------
         Net Cash Used during Development Stage                                          (563,514)
                                                                                       -----------
Cash Flows from Investing Activities
    Purchase of equipment and software                                                    (21,414)
    Purchase of technology license                                                        (50,000)
    Purchase of other assets                                                              (22,350)
                                                                                       -----------
         Net Cash Used by Investing Activities                                            (93,764)
                                                                                       -----------
Cash Flows from Financing Activities
    Proceeds from sales of common stock                                                   635,602
    Convertible loan                                                                       50,000
                                                                                       -----------
         Net Cash Provided by Financing Activities                                        685,602
                                                                                       -----------
Net Increase in Cash and Cash Equivalents                                                  28,324

Cash and Cash Equivalents, beginning of period                                                  -
                                                                                       -----------
Cash and Cash Equivalents, end of period                                                $  28,324
                                                                                       ===========

                The Notes to Financial  Statements  are an integral part of this statement.




                                          WORLD WIDE VIDEO, INC.
                                         (A Colorado Corporation)
                                     (A Development Stage Enterprise)

                                    STATEMENT OF STOCKHOLDERS' EQUITY
                        FROM JULY 16, 1997, INCEPTION, THROUGH SEPTEMBER 30, 1998


                                                                                               Accumulated
                                                                                               Deficit
                                                                            Additional         During
                                                         Common             Paid-In            Development
                                        Shares           Stock              Capital            Stage                Totals
Issuance of share capital to
Founders, July 16, 1997                        200                  -                $200                   -               $200

Exchange of shares, issuance of
new shares, May 12, 1998                 9,999,800             $1,000               (200)                   -                800

Sale of common stock, April 3,
through September 8, 1998                  443,737                 44             634,558                   -            634,602

Net loss                                         -                  -                   -          $(468,326)          (468,326)
                                  ------------------------------------------------------------------------------------------------

Balance, September 30, 1998             10,443,737             $1,044            $634,558          $(468,326)           $167,276
                                  ================================================================================================

                     The Notes to Financial  Statements  are an integral part of this statement.


                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company and Purpose

World Wide Video, Inc. was organized under the laws of the Commonwealth of Virginia on July 16, 1997. World Wide Video, Inc. was organized under the laws of the State of Colorado on April 9, 1998. On May 12, 1998, the Companies adopted a plan of reorganization in which the Virginia corporation was merged into the Colorado corporation. The surviving Company, World Wide Video, Inc. (a Colorado Corporation), intends to design and manufacture technology and products for the video telephony market. The principal activities of the Company since inception have been raising capital, conducting research and product development. The Company conducts its operations from offices in Culpeper, Virginia.

The accounting and reporting policies of World Wide Video, Inc. (the Company) conform with generally accepted accounting principles and reflect practices appropriate to a development stage enterprise. These policies are summarized below.

Development Stage Enterprise

Substantially all of the Company's operations have been in connection with the establishment of a new business. The Company has elected early adoption of Statement of Position 98-5 which permits expensing of costs of start-up activities, including organization costs, as incurred.

Method of Accounting

The financial statements are presented on the accrual basis of accounting.

Financial Statement Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Due to their prospective nature, actual results could differ from those estimates.

Cash and Cash Equivalents

The statements of cash flows classify changes in cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with a maturity of three months or less) according to operating, investing or financing activities.

There were no income taxes or interest paid during the period ended September 30, 1998.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

1.  NATURE  OF  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT   ACCOUNTING  POLICIES
(continued)

Inventory

Inventory, which consists primarily of raw materials, is stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives.

Leases which meet certain specified criteria are accounted for as capital assets and liabilities, and those not meeting the criteria are accounted for as operating leases.

Expenditures for maintenance, repairs, and improvements which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed from the accounts, and the resulting gain or loss is reflected in earnings.

Depreciation expense for the period ended September 30, 1998 was $2,364.

Technology Licenses

The Company capitalizes technology licenses. Technology licenses are carried at cost less accumulated amortization. Amortization is taken on the straight line basis over five years.
Amortization expense for the period ended September 30, 1998 was $6,250.

Deferred Offering Costs

Deferred offering costs represent costs incurred in connection with raising capital. Upon completion of an offering, the amount of the proceeds credited to additional paid in capital is reduced by the deferred offering costs. Should an offering be unsuccessful, these costs are charged to expense.

Deferred Revenue

The Company has deferred recognition of revenue from licenses sold until marketable products are available for sale.

Income Taxes

The Corporation utilizes the liability method for accounting for income taxes. The liability method accounts for deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to differences between financial statement amounts and tax bases of assets and liabilities. The resulting deferred income tax liabilities are adjusted to reflect changes in tax laws and rates.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


1.  NATURE  OF  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT   ACCOUNTING  POLICIES
(continued)

Income Taxes (continued)

Temporary differences consist of the difference in financial statement and income tax bases for accounting for start up and organizational costs. Deferred income taxes related to an asset or liability are classified as current or noncurrent based on the classification of the related asset or liability.

Prior to April 1, 1998, the Corporation, with the consent of its stockholders, had elected S corporation status under Section 1372 of the Internal Revenue Code and similar sections of the state income tax laws. On April 1, 1998, the Company terminated its S election and is now subject to corporate income tax rates.

2. NEED FOR ADDITIONAL CAPITAL

The Company's continued existence is dependent upon its ability to raise additional funds to complete products in development. The Company is concluding a private securities offering in which it has raised $635,602, net of offerings costs of $78,624 to date. Additional funds will be raised through similar private offerings, which in Management's opinion, will provide sufficient capital resources to complete current product development and initial product marketing.

3. PREPAID ASSETS AND FEES

Included in Prepaid Expenses is $50,000, which is on deposit with Analog Devices, Inc., the Company's principal supplier of raw materials, for custom engineering support in connection with product development. The Company also has $15,000 on deposit with the same vendor for raw materials to be delivered in the next year. Prepaid product marketing costs of $16,000 are expected to be expensed in the next year. The Company also has $8,900 in deposits on equipment and inventory and $7,800 in prepaid rent.

4. INVENTORY

Inventory consists principally of raw materials, chipsets, which are purchased from Analog Devices, Inc.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


5. OTHER ASSETS

The Company has acquired a technology license at a cost of $50,000, from Analog Devices, Inc., that is being amortized over a period of five years. The license agreement permits the Company to use certain proprietary reference designs and software in the development of video telephony products. The net carrying value of the license at September 30, 1998 was $43,750.

In connection with a private securities offering, the Company has deferred costs of $15,850 associated with certain filing requirements that are expected to be completed in the near future. These charges will be netted against proceeds of the offering when filings are completed.

6. CONTRIBUTED CAPITAL

In connection with the reorganization of the Company, the original stockholders received 10,000,000 shares of common stock in exchange for their shares of a predecessor corporation. After the reorganization, the Company sold 200,000 shares of common stock at $0.50 per share, 75,000 shares at $2.00 per share, and 168,737 shares at $2.75 per share, in a private offering of securities. After deducting costs of $78,624, the Company has realized proceeds of $635,602. Additional costs of $15,850 have been deferred until completion of certain filings.

7. CONVERTIBLE DEBT

A Canadian company has advanced the Company $50,000 (non interest bearing) under an agreement to develop products. The agreement granted the Canadian corporation an exclusive option to market these products for a specified term. In addition, the debt is convertible to 250,000 shares of common stock upon achievement of certain milestones. At that time, the Company would contribute 250,000 shares of its stock and the Canadian Corporation would forgive the debt.

8. OPERATING LEASE

The Company leases office space in Culpeper, Virginia, under a two-year lease agreement commencing July 7, 1998 and expiring July 6, 2000. Monthly rent is $650. The rent for the leased premises is $15,600 for the term of the lease, which the Company prepaid. The Company has made a security deposit of $650. Rent expense was $1,950, for the period ended September 30, 1998.

9. RELATED PARTIES

A Director of the Company has been engaged to assist in the raising of capital. He is compensated on the basis of a percentage (from 2 to 5 per cent) of the completed transaction. During the period ended September 30, 1998, he was paid $23, 435 under this contract. In addition, the same Director has been prepaid $ 16,000 under a product marketing agreement. The two majority stockholders have agreements to provide services. During the period ended September 30, 1998, they earned $180,000 under these agreements, of which $65,000 remains unpaid at September 30, 1998.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


10. COMMITMENTS AND CONTINGENCIES

The Company has entered into several agreements and contracts in connection with the raising of capital and product development.

Raising Capital

The Company has engaged several consultants to assist in the effort to raise additional capital. Certain of these contracts require payment of fees calculated as a percentage of completed transactions (see Notes 6 and 9). Other contracts require compensation in the form of stock. No stock compensation has been earned as of September 30, 1998.

Product Development

Under an agreement to develop certain products, the Company has deferred revenue of $50,000 pending achievement of contract milestones. Successful completion of contract milestones will result in additional payments of up to $50,000.

Several other product development arrangements are in negotiation.



                             WORLD WIDE VIDEO, INC.
                            Balance Sheet (unaudited)
                       For period Ended December 31, 1998

ASSETS                                                                     December 31, 1998            September 30, 1998

CURRENT ASSETS
  Cash and cash Equivalent                                                 $           6,762                      28,324
  Inventory                                                                          139,153                     122,448
  Accounts Receivable                                                                  9,831
  Prepaid                                                                             88,850                     107,134
                                                                  --------------------------   -------------------------
Total Current Assets                                                                $244,596                     257,906


PROPERTY AND EQUIPMENT
  Computer Software                                               $                   13,668                      13,668
  Computer and Equipment                                                               7,745                       7,746
                                                                  --------------------------   -------------------------
  Total Property and Equipment                                                        21,414                      21,414
  Less Accumulated Depreciation                                                      (2,364)                     (2,364)
                                                                  --------------------------   -------------------------
NET PROPERTY & EQUIPMENT                                                              18,460                      19,050

OTHER ASSETS
  Technology Licenses, net of amortization                        $                   42,190                      43,750
  Deferred Charges                                                                     5,000                      15,850
  Deposits                                                                               650                         650
  Prepaid Rent-Non-Current                                                             5,850                       5,850
                                                                  --------------------------   -------------------------
TOTAL OTHER ASSETS                                                $                   53,690                      66,100
                                                                  --------------------------   -------------------------
TOTAL ASSETS                                                          $              316,743   $                 343,056
                                                                      ======================   =========================


LIABILITIES
  Loan from John Perry                                            $                    3,000
  Accounts Payable                                                                   145,429   $                  75,780
  Deferred Revenue                                                                    50,000                      50,000
  Convertible Loan                                                                         0                      50,000
                                                                  --------------------------   -------------------------
TOTAL LIABILITIES                                                                   $198,429                     175,780

CAPITAL/EQUITY
  Additional Paid-In Capital                                      $                  697,027                     634,558
  Common Stock @ Par Value                                                             1,069                       1,044
  Retain Earnings                                                                  (577,630)                   (468,326)
                                                                  --------------------------   -------------------------
TOTAL CAPITAL/EQUITY
                                                                                    $118,316                    $167,276
                                                                  --------------------------   -------------------------



TOTAL LIABILITIES & EQUITY                                        $                  318,895   $                 343,056
                                                                  ==========================   =========================





                                                 World Wide Video, Inc.
                                              (A Development Stage Company)
                                                 STATEMENT OF OPERATIONS
                                                       (unaudited)


                                                                                Three Months                Three Months
                                                                        Ending Dec. 31, 1998        Ending Dec. 31, 1997
                                                                ----------------------------------------------------------
SALES
  Income
  Sales                                                           $                    7,497                           0
  Cost of Goods Sold                                                                 (1,000)                           0
                                                                  --------------------------   -------------------------
TOTAL SALES                                                       $                    6,497   $                       0
                                                                  --------------------------   -------------------------

COSTS
  PRODUCT DEVELOPMENT COSTS
  Subcontractors                                                  $                   60,600   $                       0
  Contract Expense                                                                     8,275                           0
                                                                  --------------------------   -------------------------
TOTAL PRODUCT DEVELOPMENT COSTS                                   $                   68,875   $                       0

EXPENSES
  GENERAL & ADMIN. EXPENSES
  Market and Sales                                                $                   16,351   $                       0
  Office                                                                              32,935                           0
                                                                  --------------------------   -------------------------
TOTAL GENERAL & ADMIN. EXPENSES                                   $                   49,286   $                       0
                                                                  --------------------------   -------------------------

TOTAL COSTS & EXPENSES                                            $                (111,661)   $                       0

OTHER INCOME                                                      $                      208   $                       0
                                                                  --------------------------   -------------------------

NET INCOME                                                        $                (111,456)   $                       0
                                                                  ==========================   =========================

Loss per share                                                                         (.01)                           0

Weighted Average Shares                                                                                       10,000,000
    Outstanding                                                                  10,443,737




                             World Wide Video, Inc.


                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                   (unaudited)


                                                                  Three Months                         Three Months
                                                                  Ending                               Ending
                                                                  Dec. 31, 1998                        Dec. 31, 1997
                                          ----------------------------------------------------------------------------
Cash flows from operating activities:

Net (loss)                                                           ($111,456)                                    0

Noncash items
included in net loss
                                                                            590                                    0
 Depreciation
                                                                          1,560                                    0
 Amortization

Changes in assets and
liabilities

 (Increase) Decrease                                                   (16,705)                                    0
in
                                                                        (9,831)                                    0
 Inventory
                                                                         26,137                                    0
 Accounts receivable

 Prepaid expenses
                                                                              -                                    -
 Increase (Decrease)
in                                                                       69,649                                    0
                                                                         ------                                    -

 Accounts payable

                                                                       (40,056)                                    0

Net cash used during
development stage

Cash Flows from Financing
Activites


Proceeds from Sales of Common
Stock
                                                                         15,494                                    0

Loan                                                                      3,000                                    0
                                                                          -----                                    -

Net Cash Provided by Financing
Activities
                                                                         18,494                                    0

Net Decrease in Cash & Cash                                            (21,562)                                    0
Equivalents


Cash at Beginning of Period                                              28,324                                    0
                                          ============================================================================

Cash at End of Period                                                     6,792                                    0
                                          ============================================================================




    The Notes to Financial Statements are an Integral part of this Statement.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company and Purpose

World Wide Video, Inc. was organized under the laws of the Commonwealth of Virginia on July 16, 1997. World Wide Video, Inc. was organized under the laws of the State of Colorado on April 9, 1998. On May 12, 1998, the Companies adopted a plan of reorganization in which the Virginia corporation was merged into the Colorado corporation. The surviving Company, World Wide Video, Inc. (a Colorado Corporation), intends to design and manufacture technology and products for the video telephony market. The principal activities of the Company since inception have been raising capital, conducting research and product development. The Company conducts its operations from offices in Culpeper, Virginia.

The accounting and reporting policies of World Wide Video, Inc. (the Company) conform with generally accepted accounting principles and reflect practices appropriate to a development stage enterprise. These policies are summarized below.

Development Stage Enterprise

Substantially all of the Company's operations have been in connection with the establishment of a new business. The Company has elected early adoption of Statement of Position 98-5 which permits expensing of costs of start-up activities, including organization costs, as incurred.

Method of Accounting

The financial statements are presented on the accrual basis of accounting.

Financial Statement Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Due to their prospective nature, actual results could differ from those estimates.

Cash and Cash Equivalents

The statements of cash flows classify changes in cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with a maturity of three months or less) according to operating, investing or financing activities.

There were no income taxes or interest paid during the period ended December 31, 1998.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1.  NATURE  OF  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT   ACCOUNTING  POLICIES
(continued)

Inventory

Inventory, which consists primarily of raw materials, is stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives.

Leases which meet certain specified criteria are accounted for as capital assets and liabilities, and those not meeting the criteria are accounted for as operating leases.

Expenditures for maintenance, repairs, and improvements which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed from the accounts, and the resulting gain or loss is reflected in earnings.

Technology Licenses

The Company capitalizes technology licenses. Technology licenses are carried at cost less accumulated amortization. Amortization is taken on the straight line basis over five years.
Amortization expense for the period ended September 30, 1998 was $6,250.

Deferred Offering Costs

Deferred offering costs represent costs incurred in connection with raising capital. Upon completion of an offering, the amount of the proceeds credited to additional paid in capital is reduced by the deferred offering costs. Should an offering be unsuccessful, these costs are charged to expense.

Deferred Revenue

The Company has deferred recognition of revenue from licenses sold until marketable products are available for sale.

Income Taxes

The Corporation utilizes the liability method for accounting for income taxes. The liability method accounts for deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to differences between financial statement amounts and tax bases of assets and liabilities. The resulting deferred income tax liabilities are adjusted to reflect changes in tax laws and rates.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


1.  NATURE  OF  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT   ACCOUNTING  POLICIES
(continued)

Income Taxes (continued)

Temporary differences consist of the difference in financial statement and income tax bases for accounting for start up and organizational costs. Deferred income taxes related to an asset or liability are classified as current or noncurrent based on the classification of the related asset or liability.

Prior to April 1, 1998, the Corporation, with the consent of its stockholders, had elected S corporation status under Section 1372 of the Internal Revenue Code and similar sections of the state income tax laws. On April 1, 1998, the Company terminated its S election and is now subject to corporate income tax rates.

2. NEED FOR ADDITIONAL CAPITAL

The Company's continued existence is dependent upon its ability to raise additional funds to complete products in development. The Company is concluding a private securities offering in which it has raised $635,602, net of offerings costs of $78,624 to date. Additional funds will be raised through similar private offerings, which in Management's opinion, will provide sufficient capital resources to complete current product development and initial product marketing.

3. PREPAID ASSETS AND FEES

Included in Prepaid Expenses is $50,000, which is on deposit with Analog Devices, Inc., the Company's principal supplier of raw materials, for custom engineering support in connection with product development. The Company also has $15,000 on deposit with the same vendor for raw materials to be delivered in the next year. Prepaid product marketing costs of $16,000 are expected to be expensed in the next year. The Company also has $8,900 in deposits on equipment and inventory and $7,800 in prepaid rent.

4. INVENTORY

Inventory consists principally of raw materials, chipsets, which are purchased from Analog Devices, Inc.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


5. OTHER ASSETS

The Company has acquired a technology license at a cost of $50,000, from Analog Devices, Inc., that is being amortized over a period of five years. The license agreement permits the Company to use certain proprietary reference designs and software in the development of video telephony products. The net carrying value of the license at December 31, 1998 was $43,750.

In connection with a private securities offering, the Company has deferred costs of $15,850 associated with certain filing requirements that are expected to be completed in the near future. These charges will be netted against proceeds of the offering when filings are completed.

6. CONTRIBUTED CAPITAL

In connection with the reorganization of the Company, the original stockholders received 10,000,000 shares of common stock in exchange for their shares of a predecessor corporation. After the reorganization, the Company sold 200,000 shares of common stock at $0.50 per share, 75,000 shares at $2.00 per share, and 168,737 shares at $2.75 per share, in a private offering of securities. After deducting costs of $78,624, the Company has realized proceeds of $635,602. Additional costs of $15,850 have been deferred until completion of certain filings.

7. CONVERTIBLE DEBT

A Canadian company has advanced the Company $50,000 (non interest bearing) under an agreement to develop products. The agreement granted the Canadian corporation an exclusive option to market these products for a specified term. In addition, the debt is convertible to 250,000 shares of common stock upon achievement of certain milestones. At that time, the Company would contribute 250,000 shares of its stock and the Canadian Corporation would forgive the debt.

8. OPERATING LEASE

The Company leases office space in Culpeper, Virginia, under a two-year lease agreement commencing July 7, 1998 and expiring July 6, 2000. Monthly rent is $650. The rent for the leased premises is $15,600 for the term of the lease, which the Company prepaid. The Company has made a security deposit of $650. Rent expense was $1,950, for the period ended December 31, 1998.

                             WORLD WIDE VIDEO, INC.
                            (A Colorado Corporation)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


9. COMMITMENTS AND CONTINGENCIES

Product Development

Under an agreement to develop certain products, the Company has deferred revenue of $50,000 pending achievement of contract milestones. Successful completion of contract milestones will result in additional payments of up to $50,000.

Several other product development arrangements are in negotiation.